UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

NewStar Financial, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 848-2500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

The information set forth under Item 8.01 below with respect to the agreement of NewStar Financial, Inc. (the “Company”) with its existing shareholders Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. (together, “Capital Z”), with respect to the repurchase of certain shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), is incorporated herein by reference.

Item 8.01Other Events.

On October 21, 2016, the Company agreed to repurchase an aggregate of 2 million shares of its Common Stock from Capital Z at a price per share of $8.93.  Bradley Cooper, a member of the Company’s Board of Directors, is affiliated with Capital Z.

On October 24, 2016, the Company agreed to repurchase 500,000 shares of its Common Stock from Mr. Schmidt-Fellner at a price per share of $8.93.  Mr. Schmidt-Fellner was the Company’s Chief Investment Officer until his retirement in July 2016.

The purchase price for the shares of Common Stock repurchased will be paid from cash on hand, and the Company expects the transactions to be accretive to its book value per share. The transactions were reviewed and approved by the Audit Committee of the Company’s Board of Directors. The transactions were also approved, and determined to be in the best interest of the Company and its stockholders, by the disinterested members of the Company’s Board of Directors.

The transactions were approved and executed outside of the Company’s existing stock repurchase program, which was announced on October 7, 2015 and later amended on February 10, 2016. As amended, the existing stock repurchase program authorized the Company to repurchase up to $30 million of its Common Stock in open market purchases or privately negotiated transactions from time to time through December 31, 2016.  Approximately $21.1 million remains available for repurchases under the existing stock repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NewStar Financial, Inc.

Date: October 25, 2016	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer